EMPLOYEE HANDBOOK

PARKER CLAY

Effective: December 2018

TABLE OF CONTENTS

INTRODUCTION

Welcome to Parker Clay!

We're very happy to welcome you to Parker Clay (the "Company"). Thanks for joining us! We expect your employment with us will be mutually beneficial and enjoyable. As an employee of Parker Clay you are an integral part of our success. We hope that you find your time with the Company rewarding, challenging and that we can have some fun together along the way. Because our success depends upon the dedication and hard work of our team, we are highly selective in choosing the members of our team. We expect each of you to be strong and engaged contributors to our culture, team, and vision..

You are joining an organization that has established an outstanding reputation for quality products and services. Credit for this goes to every one of our employees and we hope that you will find satisfaction and take pride in your work here.

Mission and Vision

Parker Clay is dedicated to transforming communities in Ethiopia through social and economic empowerment.

We seek to challenge the fashion industry to pursue higher standards - not just of quality, but of respect for their producers and for the planet. We call this fashion on purpose. We seek to alter the public's perceptions of developing countries by inviting them into our story of the capabilities, beauty, and potential of communities in Ethiopia. We seek to encourage consumers to consider the impact of their purchases, in addition to the price, quality, and design. We seek to empower the people who form our supply chain through dignified jobs that offer economic and social benefits. We seek to raise the standards and profile of the leather industry in Ethiopia to participate in the global economy. We seek to care for vulnerable women and fight human trafficking in Ethiopia through support of our non-profit partners. We seek to cultivate a culture of encouragement, belonging, and excellence for all Parker Clay employees.

We use three primary platforms to affect social change: rehabilitation, employment, and partnership.

- Rehabilitation - by supporting with Ellilta Women At Risk to give hope and opportunity to vulnerable women who the organization serves.
- Employment - by building and growing a production facility that provides skills and financial independence to our team in Addis Ababa.
- Partnership - by working with local companies in Ethiopia and promoting the value of Ethiopia's contribution to the global economy.

Handbook Purpose

This employee handbook is presented as a matter of information and has been prepared to inform employees about the Company's philosophy, employment practices, policies, and the benefits provided to our valued employees, as well as the conduct expected

from them. While this handbook is not intended to be a book of rules and regulations or a contract, it does include some important guidelines which employees should know. Except for the at-will employment provisions, the handbook can be amended at any time.

This employee handbook will not answer every question employees may have, nor would the Company want to restrict the normal question and answer interchange among us. It is in our person-to-person conversations that we can better know each other, express our views, and work together in a harmonious relationship.

We hope this guide will help employees feel comfortable with us. The Company depends on its employees; their success is our success. Please don't hesitate to ask questions. Every manager will gladly answer them. We believe employees will enjoy their work and their fellow employees here. We also believe that employees will find the Company a good place to work.

No one other than authorized management may alter or modify any of the policies in this employee handbook. No statement or promise by a supervisor, manager, or designee is to be interpreted as a change in policy, nor will it constitute an agreement with an employee.

Should any provision in this employee handbook be found to be unenforceable and invalid, such a finding does not invalidate the entire employee handbook, but only the subject provision. Nothing in this handbook is intended to infringe upon employee rights under Section 7 of the National Labor Relations Act (NLRA) or be incompatible with the NLRA.

We ask that employees read this guide carefully, become familiar with the Company and our policies, and refer to it whenever questions arise. Again, welcome to the Parker Clay team!

Ian Bentley, CEO

EMPLOYMENT

Equal Employment

It is the policy of the Company to provide equal employment opportunities to all qualified individuals and to administer all aspects and conditions of employment without regard to the following:

- Race
- Color
- Age
- Sex
- Sexual orientation
- Gender
- Gender identity and gender expression
- Religion, including dress and grooming practices
- National origin, including language use restrictions
- Pregnancy, childbirth, or breastfeeding
- Marital status
- Genetic information, including family medical history
- Physical or mental disability
- Military or veteran status
- Citizenship and/or immigration status
- Child or spousal support withholding
- Domestic violence, assault, or stalking victim status
- Medical conditions, including cancer and AIDS/HIV
- Denial of family or medical care leave
- Political activities or affiliations
- Lawful conduct occurring during non-working hours not on Company premises
- Credit report or credit information
- Prior non-conviction arrest record
- Any other protected class, in accordance with applicable federal, state, and local laws

Discriminatory, harassing, or retaliatory behavior is prohibited from coworkers, supervisors, managers, owners, and third parties, including clientele. The Company takes allegations of discrimination, harassment and retaliation very seriously and will promptly conduct an investigation when warranted.

Equal employment opportunity includes, but is not limited to, employment, training, promotion, demotion, transfer, leaves of absence and termination.

Background Checks

Prior to making an offer of employment, or after making a conditional offer, the Company may conduct a job-related background check. The background check may consist of prior employment verification, professional reference checks, education confirmation, criminal background, and/or credit checks, as permitted by law (if permitted by AB 22). Third-party services may be hired to perform these checks. All

offers of employment and continued employment are contingent upon a satisfactory background check.

At-Will Notice

Employees are not hired for any definite or specified period of time even though employee wages are paid regularly. Employees are at-will with the Company and their employment can be terminated at any time, with or without cause and with or without prior notice. Company policy requires all employees to be hired at-will and this policy cannot be changed by any oral modifications. There have been no implied or verbal agreements or promises to an employee that they will be discharged only under certain circumstances or after certain procedures are followed. There is no implied employment contract created by this handbook or any other Company document or written or verbal statement or policy.

Anniversary Date and Seniority

The employee's date of hire is their official employment anniversary date. Seniority is the length of continuous service commencing on the date of hire at the Company. Should employees leave the Company's employment and then be rehired, previously accrued seniority will be forfeited and seniority will begin to accrue again on the date of rehire. With the exception of certain protected leaves and paid time off, seniority does not accrue during leaves of absence without pay or leaves of absence that exceed 30 calendar days.

Immigration Law Compliance

All individuals hired by the Company will be required to establish and certify their identity and right to work in the United States. Each individual employed by the Company will be required to complete Section 1 of Form I-9 on their first day of employment, and produce, within three business days, proof of their identity and eligibility to work in the United States.

Introductory Period

The employee's first 30 days of employment with the Company are considered an introductory period. This introductory period will be a time for getting to know fellow employees, managers and the tasks involved in the position, as well as becoming familiar with the Company's products and services. The supervisor or manager will work closely with each employee to help them understand the needs and processes of their job.

This introductory period is a try-out time for the employee and the Company. During this introductory period, the Company will evaluate employees' suitability for employment and employees can evaluate the Company as well. At any time during this first 30 days, employees may resign. If, during this period, employee work habits, attitude, attendance, performance or other relevant factors do not measure up to our standards, the Company may terminate employment.

At the end of the introductory period, the supervisor or manager will discuss each employee's job performance with them. During the course of the discussion, employees are encouraged to give their comments and ideas as well.

Completion of the introductory period does not guarantee continued employment for any specified period of time, nor does it require that an employee be discharged only for cause. Completion of the introductory period also does not imply that employees now have a contract of employment with the Company, other than at-will. Successful completion of the introductory period does not alter the at-will employment relationship.

A former employee who has been rehired after a separation from the Company of more than one year is considered an introductory employee during their first 30 days following rehire.

Employment Classifications

The Company has established the following employee classifications for compensation and benefit purposes only. An employee's supervisor or manager will inform the employee of their classification, status, and responsibilities at the time of hire, re-hire, promotion or at any time a change in status occurs. These classifications do not alter the employment at-will status.

Regular Full-Time Employee

An employee who is scheduled to work no less than 100% of the scheduled work hours in a workweek on a fixed work schedule (not less than 30 hours). The employee may be exempt or non-exempt and is generally eligible for all employment benefits offered by the Company.

Regular Part-Time Employee

An employee who is scheduled to work less than 30 hours in a workweek and may be eligible for some benefits.

Temporary Employee

An employee who is scheduled to work on a specific need of the Company. The employee will not receive any benefits unless specifically authorized in writing.

Exempt

Employees whose positions meet specific tests established by the Fair Labor Standards Act (FLSA) and applicable state law and who are exempt from overtime pay requirements. The basic premise of exempt status is that the exempt employee is to work the hours required to meet their work responsibilities.

Non-Exempt

Employees whose positions do not meet FLSA and state exemption tests and who are paid a multiple of their regular rate of pay for overtime hours worked. Unless notified otherwise in writing by management, all employees of the Company are non-exempt.

Personnel Records

The Company will maintain various employment files while individuals remain an employee of the Company. Examples of these files are employee personnel files, attendance files, I-9 files and files for medical purposes. If any changes with respect to personal information, such as a change in home address and telephone number or a change of name occur, employees are required to notify their supervisor or manager so the appropriate updates can be made to the files. The Company will take reasonable precautions to protect employee files and employee personally identifiable information in its records.

Employee files have restricted access. Employees, their supervisor or manager, or their designated agents, may have access to those personnel files. In the event that an employee (or former employee) wishes to review their personnel file, they must do so in the presence of a supervisor or manager.

Employees may review or obtain a copy of their personnel file or payroll records by making a written request to their supervisor or manager. The written request will become a permanent part of the personnel file and the Company will make the contents of those records available within a reasonable time frame.

Employee References

The Company makes strict provisions regarding information provided to people outside the Company for current and former employees. This information is restricted to the employment dates and positions held in the Company for that person. This is done to protect the Company and its employees. This information will only be released by authorized management.

Job Transfers

Management reserves its right to place employees where, and in whatever jobs it deems necessary. All job transfers, job changes, reassignments, promotions or lateral transfers are solely decided by the Company.

Employment of Relatives

The Company does not have a general prohibition against hiring relatives. However, a few restrictions have been established to help prevent problems of harassment, safety, security, supervision and morale.

Close family members generally may not be hired or transferred into positions where they have access to sensitive information regarding a close family member, or if there is

an actual or apparent conflict of interest (including but not limited to establishing an immediate supervisor/employee relationship).

These restrictions apply to the following degrees of relationships, whether established by blood, marriage, or other legal action: spouse, domestic partner (including parties to a civil union), child, step-child, parent, step-parent, sibling, grandparent, grandchild, parent-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law, aunt, uncle, nephew, niece, cousin, or relations of the same degree of a domestic partner. This policy also applies to romantic relationships.

If marriage or other action creates these kinds of relationships, one of the employees affected must give up that position by the end of the fiscal year or within six months from the date the relationship was established (whichever is the greater period). The employees will be permitted to determine which of them will resign. If the employees cannot make a decision, the Company will decide who will remain in the position. At the sole discretion of the Company, either or both of the employees may be allowed to transfer to other positions within the Company.

CONDUCT AND BEHAVIOR

General Conduct Guidelines

Orderly and efficient operation of the Company requires that employees maintain proper standards of conduct and observe certain procedures. These guidelines are not intended to be all-inclusive. Nothing here is intended or will be construed to change or replace, in any manner, the at-will employment relationship between the Company and the employee. Nothing here is intended to infringe upon employee rights under Section 7 of the National Labor Relations Act. The Company views the following as inappropriate behavior:

1. Failure to follow the policies outlined in this handbook.
2. Negligence, carelessness or inconsiderate treatment of Company clients and their information.
3. Theft, misappropriation or unauthorized possession or use of property, documents, records, or funds belonging to the Company, or any client or employee; removal of same from Company premises without authorization.
4. Divulging trade secrets or other confidential business information to any unauthorized individuals or to others without an official need to know.
5. Accessing, without authorization, confidential information pertaining to clients or employees.
6. Changing or falsifying client records, Company records, personnel or pay records, including time sheets without authorization.
7. Willfully or carelessly damaging, defacing or mishandling property of a client, the Company or other employees.
8. Taking or giving bribes of any nature, or anything of value, as an inducement to obtain special treatment, to provide confidential information or to obtain a position. Acceptance of any gratuities or gifts must be reported to a supervisor or manager.
9. Entering Company premises without authorization.
10. Willfully or carelessly violating security, safety, or fire prevention regulations, or tampering with safety equipment.
11. Unauthorized use of a personal vehicle for Company business.
12. Conduct that is illegal under federal, state, or local law.
13. Creating a disturbance on Company premises.
14. Use of abusive language.
15. Any rude, discourteous or unbusinesslike behavior, on or off Company premises, which is not protected by Section 7 of the National Labor Relations Act and that adversely affects the Company services, operations, property, reputation or goodwill in the community, or interferes with work.
16. Insubordination or refusing to follow instructions from a supervisor or manager; refusal or unwillingness to accept a job assignment or to perform job requirements.
17. Leaving during scheduled work hours without permission; unauthorized absence from assigned work area during regularly scheduled work hours.
18. Sleeping during regular working hours.

19. Recording time for another employee or having time recorded by another employee.
20. Use or possession of intoxicating beverages or illegal drugs on Company premises during working hours, or reporting to work under the influence of intoxicants.
21. Unauthorized possession of a weapon on Company premises.
22. Illegal gambling on Company premises.
23. Soliciting, collecting money, vending, and posting or distributing bills or pamphlets during working hours in work areas. Such activity by employees during non-working time, including meal and rest periods, is not restricted so long as such activity does not interfere with the regular operation of business, is lawful, in good taste, conducted in an orderly manner, and does not create safety hazards or violate general good housekeeping practices. Non-employees are prohibited from any and all forms of solicitation, collecting money, vending, and posting or distributing bills or pamphlets on Company property at all times.
24. Falsification of documents requested by or provided to the employer or necessary for business operations.

Sexual and Other Unlawful Harassment

Sexual harassment and unlawful harassment are prohibited behavior and against Company policy. The Company is committed to providing a work environment free of inappropriate and disrespectful behavior, intimidation, communications and other conduct directed at an individual because of their sex, including conduct that may be defined as sexual harassment.

Applicable federal and state law defines sexual harassment as unwanted sexual advances, requests for sexual favors, or visual, verbal, or physical conduct of a sexual nature when: (1) submission of the conduct is made a term or condition of employment; or (2) submission to or rejection of the conduct is used as basis for employment decisions affecting the individual; or (3) the conduct has the purpose or effect of unreasonably interfering with the employees work performance or creating an intimidating, hostile, or offensive working environment. The following list contains examples of prohibited conduct. They include, but are not limited to:

- Unwanted sexual advances;
- Offering employment benefits in exchange for sexual favors;
- Making or threatening reprisals after a negative response to sexual advances;
- Visual conduct such as leering, making sexual gestures, or displaying sexually suggestive objects, pictures, cartoons, or posters;
- Verbal conduct such as making or using derogatory comments, epithets, slurs, sexually explicit jokes, or comments about any employee's body or dress;
- Verbal abuse of a sexual nature, graphic verbal commentary about an individual's body, sexually degrading words to describe an individual, or suggestive or obscene letters, notes, or invitations;
- Physical conduct such as touching, assault, or impeding and/or blocking movements;

- Retaliation for reporting harassment or threatening to report harassment.

Sexual harassment on the job is unlawful whether it involves coworker harassment, harassment by a manager, or harassment by persons doing business with or for the Company, such as clients, customers or vendors.

<u>Other Types of Harassment</u>

Prohibited harassment on the basis of race, color, religion, national origin, ancestry, physical or mental disability, veteran status, age, or any other basis protected under local, state or federal law, includes behavior similar to sexual harassment, such as:

- Verbal conduct such as threats, epithets, derogatory comments, or slurs;
- Visual conduct such as derogatory posters, photographs, cartoons, drawings, or gestures;
- Physical conduct such as assault, unwanted touching, or blocking normal movement;
- Retaliation for reporting harassment or threatening to report harassment.

<u>Retaliation</u>

It is against Company policy and unlawful to retaliate in any way against anyone who has lodged a harassment complaint, has expressed a concern about harassment, including sexual harassment, or has cooperated in a harassment investigation. Therefore, the initiation of a complaint, in good faith, will not under any circumstances be grounds for disciplinary action.

<u>Enforcement</u>

All managers and supervisors are responsible for:

- Implementing the Company policy on harassment, which includes, but is not limited to, sexual harassment and retaliation;
- Ensuring that all employees they supervise have knowledge of and understand the Company policy;
- Reporting any complaints of misconduct to the designated company representative, HR Manager, so they may be investigated and resolved internally;
- Taking and/or assisting in prompt and appropriate corrective action when necessary to ensure compliance with the policy, and; Conducting themselves in a manner consistent with the policy.

<u>Harassment Complaint Procedure</u>

The Company's complaint procedure provides for an immediate, thorough and objective investigation of any claim of unlawful or prohibited harassment, appropriate disciplinary action against one found to have engaged in prohibited harassment, and appropriate remedies for any victim of harassment. A claim of harassment may exist even if the employee has not lost a job or some economic benefit.

Anyone who has been subjected to the conduct prohibited under this policy, or who has knowledge of such conduct, should report this information following the normal Complaint Procedure as soon as possible. However, employees are not required to report any prohibited conduct to a supervisor who may be hostile, who has engaged in such conduct, who is a close associate of the person who has engaged in the conduct in question or with whom the employee is uncomfortable discussing such matters. Complaints regarding harassment or retaliation may be oral or in writing. Any individual who makes a complaint that is demonstrated to be intentionally false may be subject to discipline, up to and including termination.

All reported incidents of prohibited harassment will be promptly investigated. When the investigation is complete, a determination regarding the reported harassment will be made and communicated to the employee who complained and to the accused harasser. During the investigation, confidentiality will be preserved to the fullest extent possible without compromising the Company's ability to conduct a good faith and thorough investigation.

If the Company determines that prohibited harassment has occurred, the Company will take effective remedial action commensurate with the circumstances. Appropriate action will also be taken to deter any future harassment. If a complaint of prohibited harassment is substantiated, appropriate disciplinary action, up to and including discharge, will be taken.

The Company recognizes that actions that were not intended to be offensive may be taken as such. An employee who believes that they have been subjected to sexual harassment by anyone is encouraged, but not required, to promptly tell the person that the conduct is unwelcome and ask the person to immediately stop the conduct. A person who receives such a request must summarily comply with it and must not retaliate against the employee for rejecting the conduct. The Company encourages, but does not require, individuals to take this step before utilizing the above Complaint Procedure.

Abusive Conduct

Abusive conduct means malicious conduct of an employer or employee in the workplace that a reasonable person would find hostile, offensive, and unrelated to an employer's legitimate business interests. Abusive conduct may include repeated infliction of verbal abuse, such as the use of derogatory remarks, insults, and epithets, verbal or physical conduct that a reasonable person would find threatening, intimidating, or humiliating, or the gratuitous sabotage or undermining of a person's work performance. A single act will generally not constitute abusive conduct, unless especially severe and egregious.

The Company considers abusive conduct in the workplace unacceptable and will not tolerate it under any circumstances. Employees should report any abusive conduct to a supervisor or manager with whom employees are comfortable speaking. Supervisors and managers are to assume the responsibility to ensure employees are not subjected to

abusive conduct. All complaints will be treated seriously and investigated promptly. During the investigation process the Company will attempt to maintain confidentiality to the fullest extent possible.

It is a violation of Company policy to retaliate or otherwise victimize an employee who makes a complaint or a witness who serves in the investigation of the abusive conduct allegation.

Complaint Procedure

The Company subscribes to the open door policy. Employees may bring a particular complaint to their supervisor or manager for resolution. When matters cannot be handled on an informal basis, the Company has established a formal procedure for a fair review of any work related controversy, dispute or misunderstanding. A complaint may be brought by one or more employees concerning any work-related problem where the complaint has not been satisfactorily resolved in an informal manner.

The complaint should be submitted in writing to a supervisor, manager or designee within three working days of the incident. A written request for a meeting must be submitted simultaneously. Generally, a meeting will be held within three working days of the employee's request depending upon scheduling availability. Witnesses will be allowed as necessary. If the problem is not resolved during this meeting the supervisor, manager or designee will give the employee a written resolution within three working days.

Corrective Action

A high level of job performance is expected of each and every employee. In the event that an employee’s job performance does not meet the standards established for the position, employees should seek assistance from their supervisor or manager to attain an acceptable level of performance. If employees fail to respond to or fail to make positive efforts toward improvement, corrective action may ensue, including termination of employment.

It is the policy of the Company to regard discipline as an instrument for developing total job performance rather than as punishment. Corrective action is one tool the Company may select to enhance job performance. The Company is not required to take any disciplinary action before making an adverse employment decision, including discharge. Corrective action may be in the form of a written or oral reprimand, notice(s) of inadequate job performance, suspension, discharge or in any combination of the above, if the Company so elects. The Company reserves its prerogative to discipline, and the manner and form of discipline, at its sole discretion.

If employees violate established Company procedures, guidelines, or exhibit behavior that violates commonly accepted standards of honesty and integrity or creates an appearance of impropriety, the Company may elect to administer disciplinary action.

COMPENSATION

Pay Periods

The standard seven-day payroll workweek for the Company will begin at 12:00 a.m. Sunday. The designated pay period for all employees is semi-monthly. Paydays are by the 3rd and 18th of each month. Except as otherwise provided, if any date of paycheck distribution falls on a weekend or holiday, employees will be paid on the preceding scheduled workday.

Timekeeping

All non-exempt employees are required to use the timekeeping system to record their hours worked. Non-exempt employees are required to clock in/out for time off and other leave tracking purposes.

Employees should clock in no sooner than five minutes before their schedule shift and clock out no later than five minutes after their scheduled shift. Additionally, employees are required to clock in/out for their designated lunch periods. The length of the lunch period should have the agreement of the employee's manager. Lunch periods are unpaid time when employees are relieved of all duties. Waiver of the lunch period requires prior approval of the employee's manager. Under no circumstance may the waiver of the lunch period result in overtime work.

Should an employee miss an entry into the timekeeping system, the employee will notify their manager as soon possible for correction. Employees may not ask another employee to clock in/out for them.

Accurate time reporting is a federal and state wage and hour requirement, and employees are required to comply. Failing to enter time into the timekeeping system in an accurate and timely manner is unacceptable job performance.

Non-exempt employees are not permitted to work overtime or unscheduled time without prior authorization from their manager. This includes clocking in early, clocking out late, or working through the scheduled lunch period.

Reporting Time Pay

Non-exempt employees who are required to report to work and are subsequently sent home by the Company without completing their assigned shift will be paid any applicable reporting time pay.

Employees will be paid for half of their regularly scheduled shift, but no fewer than two hours and no more than four hours. All time worked prior to dismissal counts toward these totals. Reporting time pay will be paid at the employee's regular rate of pay. Reporting time hours, with the exception of any actual hours worked, will not count toward overtime calculations.

If an employee is required to report to work a second time in any one workday and is furnished fewer than two hours of work on the second reporting, they will be paid for two hours at their regular rate of pay.

Reporting time pay will not apply if operations cannot begin or continue due to threats to employees or property, or when civil authorities recommend that work not begin or continue; when public utilities fail to supply electricity, water, or gas, or there is a failure in the public utilities or sewer system, when the interruption of work is caused by an Act of God or other cause not within the Company's control. Employees who are regularly scheduled to work a shift of less than two hours do not qualify for reporting time pay.

Overtime

The Company complies with all applicable federal and state laws with regard to payment of overtime work. Non-exempt employees will be paid overtime (one and one-half times the regular rate of pay) for all hours worked over eight in one work day, over 40 in one work week and for the first eight hours of work performed on the seventh consecutive work day in one work week, without regard to the total number of hours worked in the previous six days.

Overtime is paid at the rate of double the regular rate of pay for every hour worked after the completion of eight hours worked on the 7th consecutive workday in any workweek. In addition, overtime is paid at the rate of two times the regular rate of pay for every hour worked after the completion of 12 hours worked in one workday.

If the Company approves an employee’s request to make up work time, the hours of that makeup work performed in the same week that the work was lost do not count towards computing the total number of hours worked in a day, so long as the total number of hours worked does not exceed 11 hours.

Employees are required to work overtime when assigned. Any overtime worked must be authorized by a supervisor or manager, in advance. Working unauthorized overtime or the refusal or unavailability to work overtime is unacceptable work performance, subject to discipline including but not limited to termination.

Payroll Deductions

The Company is required by law to make certain deductions from all employees’ paychecks. Such deductions include federal, state, and local taxes and court-ordered wage garnishments. Voluntary deductions might include premiums for benefits, retirement plan contributions, and disability insurance.

Exempt Employee Payroll Deductions

The Company complies with the salary basis requirements of the Fair Labor Standards Act (FLSA) and does not make improper deductions from the salaries of exempt employees. Exempt employees are those employed in a *bona fide* executive,

administrative or professional capacity and who are exempt from the FLSA's overtime pay requirements.

There are certain circumstances where deductions from the salaries of exempt employees are permissible. Such circumstances include:

- When an exempt employee is absent from work for one or more full days for personal reasons other than sickness or disability;
- When an exempt employee is absent for one or more full days due to sickness or disability if the deduction is made in accordance with a bona fide plan, policy or practice of providing compensation for salary lost due to illness;
- To offset amounts received as witness or jury fees, or for military pay

The Company is not required to pay the full salary in the first or last week of employment; for weeks in which an exempt employee takes unpaid leave under the Family and Medical Leave Act, if applicable; or for penalties imposed in good faith for infraction of safety rules of major significance. In these circumstances, either partial day or full day deductions may be made.

What to Do if an Improper Deduction Occurs

If you believe that an improper deduction has been made, you should immediately report this information to your direct supervisor, or to the person responsible for payroll processing.

Reports of improper deductions will be promptly investigated. If it is determined that an improper deduction has occurred, you will be promptly reimbursed for any improper deduction made.

Pay Adjustments, Promotions and Demotions

The Company is most interested in providing maximum opportunity for employee advancement within the Company, if advancement opportunities are available. Accordingly, present employees of the Company may be considered for promotions and may be preferred for promotion before any new employees are hired to fill vacancies that may arise. Of course, the Company retains sole discretion to determine the factors to be applied in any promotion decision, and the relative weight of the factors.

All pay increases are based upon merit, market factors, and the profitability of the company. There may not be an automatic annual cost of living or salary adjustment to reflect current economic conditions. Employees pay also may be adjusted downward. Salary decreases may take place when there is job restructuring, job duty changes, job transfers or adverse business economic conditions.

Demotion is a reduction in responsibility, usually accompanied by a reduction in salary. If and when a demotion occurs, employees may maintain their seniority with the Company.

Performance Evaluation

Employees will generally receive an appraisal of their job performance annually. This evaluation may be either written or oral. Such evaluation may not occur at exactly the same time each year, but thereabout, at the discretion of the supervisor or manager.

If in this appraisal employees are given an evaluation sheet or other written document, employees will be required to sign it. An employee's signature does not necessarily indicate that the employee agrees with all the comments, but merely that the employee has been given the opportunity to examine the evaluation and fully discuss the contents of it with their supervisor or manager. The completed and signed evaluation form will be placed in the employee's personnel file and the employee will receive a copy of the performance evaluation.

In addition to any formal review, informal counseling sessions may be conducted from time to time.

Work Assignments

In addition to specific duties that come with an individual's job responsibilities, each job also includes "other duties as assigned." From time to time, employees may be required to perform duties or tasks of a fellow employee who is absent or for a position that is temporarily vacant. Employees will be compensated at their regular rate of pay while performing other assigned duties on a temporary basis.

Expense Reimbursement

This policy establishes the reimbursement procedures for travel, entertainment, and other business expenses ("business expenses") incurred during the conduct of Company business. It is Company policy to reimburse employees for ordinary, necessary, and reasonable expenses when directly related to the transaction of Company business. Directly related means:

- There is the expectation of deriving some current or future benefit for the Company
- The employee is actively engaged in a business meeting or activity necessary to the performance of the employee's job duties, or
- There is a clear business purpose for entertainment

Employees are expected to exercise prudent business judgment regarding expenses covered by this policy. Reimbursement for expenses that are outside the scope of this policy requires the prior written approval of management.

The following expenses may be reimbursable under this policy:

- Lodging
- Travel expenses including airfare, reasonable airline baggage fees, train fare, bus, taxi, and related tips

- Meals, including tips between 15-20%
- Business telephone calls
- Laundry and/or dry cleaning expenses during trips in excess of 5 days
- Car rental
- Personal mileage
- Tolls
- Conference and convention fees
- Business entertainment expenses
- Parking
- Other reasonable and necessary business expenses, not specifically excluded by this policy, and with prior approval

Employees who utilize personal cars for business travel will be reimbursed at the per mile rate established annually by the Company.

The following expenses are not reimbursable under this policy:

- Child care costs
- Airline club dues
- Barber/hairstylist
- Toiletries
- Traffic fines
- Tips in excess of 20%
- In-flight movies or refreshments
- Hotel room movies and other forms of personal entertainment
- Luggage, briefcases
- Alcohol
- First class airfare

No policy can anticipate every situation that might give rise to legitimate business expenses. Reasonable and necessary expenses not listed above may be incurred. When prior approval is required, managers are responsible for using professional judgment to determine if an unlisted expense is reimbursable under this policy.

Credit Cards

The Company-issued credit cards are to be used for purchases on behalf of the Company and for any travel expenses incurred while traveling on Company business only. At no time may an employee who is in possession of a Company issued credit card use this card for purchases intended for personal use.

All expense reporting guidelines are to be followed for submitting expenses charged to the Company issued credit card.

Documentation

Requests for reimbursement of business expenses and requests for payment of credit card bills must be submitted on the appropriate form.

While original receipts are recommended for all expenses submitted for reimbursement, they are required for all expenses greater than $25.00. Requests for exceptions to this policy should document extenuating circumstances and be approved by management.

The Company complies with IRS regulations which require that all business expenses be substantiated with adequate records. This substantiation must include information relating to:

- The amount of the expenditure
- The time and place of the expenditure
- The business purpose of the expenditure
- The names and the business relationships of individuals for whom the expenditures were made

Requests for reimbursement lacking this information will not be processed and will be returned to the originator.

Approvals

Expense reimbursement forms, together with required documentation, must be submitted to the employee's immediate supervisor for review and signature approval. In the absence of the immediate supervisor, approval from the next higher level of supervision is required. Upper management may approve expense reimbursement if the above mentioned supervisory approvals cannot be obtained due to the supervisors' absences.

Once the expense reimbursement has been approved by the employee’s manager it should be submitted for processing no later than 30 days after the expenses occurred. Supervisors approving expense reports are responsible to ensure the following:

- Expenses reported are proper and reimbursable under this policy
- The expense report has been filled out accurately and with the required documentation
- The expenses are reasonable and necessary

ADVANCES AND LOANS

The Company does not give salary advances or loans to its employees.

BENEFITS

Holidays

Full-time employees are entitled to the following paid holidays observed by the Company, when they occur on a weekday and do not conflict with the employee's employment agreement and responsibilities:

- New Year's Day - January 1st
- Memorial Day - last Monday in May
- Independence Day - July 4th
- Labor Day - first Monday in September
- Thanksgiving Day - 4th Thursday in November
- Christmas Day - December 25th

Other days or parts of days may be designated as holidays with or without pay. No holiday pay will be paid to an employee who is on an unpaid status, on any leave or absent due to workers' compensation.

An employee's employment agreement and job description may alter and supercede the paid holidays that they are entitled to.

Paid Time Off

The Company believes that its employees are the key to what makes a great Company. While work makes up a large portion of an employee's life, we believe that a balance between work and play is essential in maintaining quality performance and a fun atmosphere in which we work. To help foster this idea, the Company has a paid time off plan (PTO). PTO is designed to give employees time needed away from their everyday work schedule. In addition to vacation time purposes, PTO may be used for reasonable personal sickness, family sickness, family activities and extra holiday time.

Full-time employees will accrue PTO according to their compensation agreement.

PTO begins to accrue immediately on a pay-period basis and may be used after completion of an employee's Introductory Period. PTO no longer accrues once an employee's accrual reaches twice their annual accrual rate. When that point is reached the employee must take PTO to begin accruing again.

Employees may carryover all unused PTO up to the accrual cap each year. All unused PTO will be paid out upon employment separation/termination.

PTO, whenever feasible, should be requested two (2) weeks in advance through the provided payroll and time tracking system. The request must be approved by the appropriate supervisor in order to qualify. If an employee does not know the process for requesting PTO, they should ask their supervisor.

Sick Time Pay

At times, employees will need to be absent from work due to illness or other medical reasons. Because of this, we offer sick time to our employees.

If you are unable to report for work because of illness or for any other reason, please contact your supervisor immediately. Explain the reason for your absence as well as when you expect to return to work. You must keep your supervisor updated regarding the status of your return at all times.

On January 1st each year, all full-time employees will receive 24 hours of paid sick leave to be used in that calendar year. Part-time employees will accrue 1 hour per 30 hours worked. Sick time may not be carried over from year to year. If you are away from work for less than half of a day, the option of a half sick day may be used, or the missed amount of time may be made up during that work week if the work schedule permits and your supervisor approves.

The Company shall provide paid sick days upon the oral or written request of an employee for themselves or a family member for the diagnosis, care or treatment of an existing health condition or preventive care, or specified purposes for an employee who is a victim of domestic violence, sexual assault, or stalking.

Whenever possible (e.g., for a scheduled doctor's or dentist's appointment), employees must seek approval from their immediate supervisor prior to taking their sick leave. Otherwise, employees must notify their immediate supervisor as soon as practicable and, in no event, later than one hour after their scheduled starting time.

Sick time is a benefit provided to you in the event you need to take time off because of your health or for any personal reason. It is not merely additional paid vacation; thus no pay is provided for unused sick leave at the end of employment.

Eligible employees will receive pay at their normal base rate for any sick leave taken. No employee will receive pay in lieu of sick leave under any circumstances, and employees will not be paid for any unused sick leave upon termination of employment.

Regular attendance is crucial to the success of this and any other business. Paid sick leave is provided as a financial buffer for employees who are too injured or ill to work, not as additional time off for employees who are well. Employees should be prepared to furnish a doctor’s note or similar evidence of inability to work if the supervisor requests one. Abuse of sick leave is grounds for discipline, up to and including termination.

State Disability Insurance

The State of California has a partial wage-replacement insurance plan for California workers. The cost of this insurance is fully paid by the employee through payroll deductions. The State Disability Insurance program includes both Disability Insurance and Paid Family Leave.

Disability Insurance

Employees who lose wages when an illness, injury or pregnancy-related disability prevents them from working and who meet all the state eligibility requirements can collect disability insurance benefits.

The benefits are calculated as a percentage of employee salary up to a weekly maximum as specified by law, for up to 52 weeks.

Employees who apply for this benefit must provide written notice of disability, including a doctor's certificate stating the nature of the disability and the expected date of return to work.

Employees are responsible for filing their claim and other forms promptly and accurately with the Employment Development Department. A claim form may be obtained from the Employment Development Department online, by telephone, or in person.

Paid Family Leave

Employees may be eligible for partial wage replacement benefits under the Paid Family Leave Act for up to a maximum of six weeks for the following reasons:

- To bond with a new child after birth or placement for adoption or foster care;
- To care for a serious health condition of an employee's child, parent, parent-in-law, grandparent, grandchild, sibling, spouse, or registered domestic partner.

The Paid Family Leave Act provides benefits based on past quarter earnings for up to six weeks in a 12-month period. The cost of the insurance is fully paid by the employee. The 12-month period begins on the first day an employee submits a claim.

To be eligible for benefits, employees may be required to provide medical and/or other information that supports a claim for time off to bond with a new child or to care for a child, parent, spouse or registered domestic partner with a serious health condition. In addition, there is a seven calendar day waiting period before benefits begin.

The employee is responsible for filing their claim for family leave insurance benefits and other forms promptly and accurately with the Employment Development Department. A claim form may be obtained from the Employment Development Department by telephone, letter, the Internet or in person. All eligibility and benefit determinations are made by the Employment Development Department.

Employees may not be eligible for Paid Family Leave benefits if they are receiving Disability Insurance, Unemployment Compensation Insurance or Workers' Compensation benefits.

The Paid Family Leave Act does not provide a right to leave, job protection or return to work rights. Further, this policy does not provide additional time off; rather, family leave insurance may provide compensation during an approved leave pursuant to any corporation provided leave.

Temporary Disability Leave

The Company recognizes that a temporary disability may preclude an employee's attendance at work. In such cases, the Company does not have a predetermined specified period of time in which this unpaid leave is granted. Rather, the Company will attempt to reasonably accommodate the needs of the employee as well as the needs of the Company. If a leave is granted, any extensions will be subject to the same considerations.

Employees that request a temporary disability leave must do so in writing. That request should be accompanied by a doctor's statement identifying the temporary disability, the date and the estimated date of return and, where appropriate, diagnosis and prognosis. Should the employee's expected return date change, the employee should notify the Company as soon as possible. Prior to returning to employment with the Company, employees will be required to submit written medical certification of their ability to work, including any restrictions. Upon returning to work, if employees qualify, they will be reinstated to their former position or one that is substantially the same, depending upon the availability of any position at that time.

Any unused accrued sick leave must be used prior to the effective date of the temporary disability leave. The Company may require the use of other accrued paid time off in accordance with state and federal medical leave regulations.

Pregnancy Leave

The Pregnancy Disability Leave (PDL) Act allows an employee who is disabled due to pregnancy, childbirth, or related medical conditions to take a pregnancy-related disability leave for the period of actual disability, up to a maximum of four months. The duration of the leave is determined by the employee's physician. Part-time employees are entitled to leave on a prorated basis. Employees will be required to provide medical certification supporting the need to time away under pregnancy disability leave.

Employees who take leave for pregnancy, childbirth, or a related medical condition will be treated like an employee with any other disability and will be eligible for temporary disability benefits in the same amount as any other employee on leave.

Regular and temporary full- and part-time employees of the Company are eligible for pregnancy leave without regard to length of employment. Any accrued but unused sick leave will be substituted for unpaid pregnancy disability leave. Employees may elect to substitute any other accrued but unused paid time off for unpaid pregnancy disability leave.

Upon request of the employee and recommendation of the employee's physician, the employee's work assignment may be changed to protect the health and safety of the employee and her child. Temporary transfers due to health considerations will be granted when possible. The transferred employee must be qualified for the position, and they will have an equivalent rate of pay and benefits received in the position they occupied immediately before the leave.

The Company will maintain health coverage during the period of actual disability, up to a maximum of four months, in addition to the requirement to maintain health coverage during an approved leave under the California Family Rights Act (CFRA) of up to 12 weeks, if applicable.

At the end of the employee's pregnancy disability leave, an employee who has a physical or mental disability (related to pregnancy or otherwise) may be entitled to reasonable accommodation, including additional leave, for that disability.

Military Leave

If employees are on an extended military leave of absence, they are entitled to be restored to their previously held position or similar position, if available, without loss of any rights, privileges or benefits provided the employee meets the requirements specified in the Uniformed Services Employment and Reemployment Rights Act (USERRA).

An employee who is a member of the reserve corps of the armed forces of the United States or of the National Guard or the Naval Militia will be granted temporary leave of absence without pay while engaged in military duty as required by state employment law. A letter from the employee's commanding officer is required to establish the dates of duty.

Volunteer Emergency Responder Leave

Employees who are volunteer firefighters, reserve peace officers, or emergency rescue personnel will be allowed to take temporary unpaid leaves of absence for the purpose of performing emergency duties. Employees who are volunteer emergency responders should inform their supervisor so that they are aware that the employee may need to take time off for emergency duty. When an employee is called to an emergency and needs to miss work, they should alert their supervisor before doing so whenever possible.

Jury Service Leave

If an employee is summoned to report for jury duty, they will be granted a leave of absence when they notify and submit a copy of the original summons for jury duty to their supervisor or manager. The Company reserves the right to request that they seek to be excused from or request postponement of jury service if the absence from work would create a hardship to the Company.

Any fees received for jury duty, including travel fees, are to be retained by the employee. Employees are to report to work on any day, or portion thereof that is not actually spent in the performance of jury service. For each week of jury duty, a certificate of jury service must be certified by the Court and filed with the Company no later than Wednesday of the following week.

The leave is unpaid, but employees are allowed to use any available paid time off towards the absence. Exempt employees will be paid in accordance with the Fair Labor Standards Act (FLSA) requirements.

Witness Leave

If an employee is absent from work to serve as a witness in a judicial proceeding in which they are the victim, or in response to a subpoena or other order of the court, the employee will be granted leave without pay for such time as it is necessary to comply with the request. The Company may request proof of the need for leave.

Voting Leave

If an employee cannot vote because of their scheduled work hours, then the employee will be given additional time off to vote in any state or federal election.

Employees must apply for leave at least two days before Election Day. The Company may specify the time during the day that leave can be taken. Generally, time off will be at the beginning or end of their shift, whichever allows the most free time for voting and the least time off from the regular working shift, unless otherwise mutually agreed upon.

Up to two hours will be compensated at the employee’s regular rate of pay. Additional time off, when necessary, will be unpaid for non-exempt employees.

Crime Victim Leave

The Company will grant reasonable and necessary leave from work without pay to employees who are victims, or whose spouse, child, stepchild, sibling, stepsibling, parent, stepparent, registered domestic partner, or child of a registered domestic partner is a victim of a violent or serious felony, or felonious theft or embezzlement, for the purposes of attending legal proceedings related to the crime.

When feasible, affected employees must provide the Company with advance notice of the employee's need for leave, including a copy of the notice of the scheduled proceeding. If advance notice is not feasible, affected employees must provide documentation evidencing the legal proceeding requiring the employee's absence within a reasonable time after leave is taken.

Exempt employees may be provided time off with pay when necessary to comply with state and federal wage and hour laws.

School Leave for Disciplinary Matters

The Company will grant unpaid time off for employees who are parents or guardians of school-age children who need time off to attend disciplinary events at school such as hearings and/or meetings for other events including suspension and expulsion. Employees are required to give reasonable notice to the Company that they need to take time off.

The employee must use available vacation or personal leave for school visitation, and must take leave without pay if no paid leave is available. Exempt employees may be provided time off with pay when necessary to comply with state and federal wage and hour laws.

Personal Leave of Absence

Once an employee has been employed as a full-time regular employee of the Company for 90 days they may request a personal leave of absence without pay. The employee must submit their request in writing and state the date the leave is to begin, the date of return to work, and the reasons for the leave. The employee will receive either written approval or denial of the request. If approved, employees must use their leave of absence for the approved reason or purpose. Sick leave, vacation time, seniority, and other benefits are not earned during an unpaid leave of absence. Any paid holidays that fall within the leave of absence are not paid. If an employee fails to return to work on the scheduled date of return, the employee will be considered to have abandoned their position and voluntarily terminated their employment.

Bereavement Leave

A full-time employee of the Company may request a leave of absence with pay for a maximum of 5 working day(s) upon the death of a member of their immediate family. Members of the immediate family are defined as parents, spouse/domestic partner, child, sibling, grandparent, grandchild, parent-in-law, and corresponding step-relatives. Proof of death may be required.

HEALTH, SAFETY, AND SECURITY

Non-Smoking

California law prohibits smoking in any public building or within 20 feet of a main entrance, exit, or window of a public building. The Company does not permit smoking in any company buildings, facilities, work sites, or vehicles. Employees wishing to smoke should do so during their break times, outside company buildings in designated areas, and in accordance with local ordinances.

Drug and Alcohol

The Company is dedicated to providing employees with a workplace that is free of drugs and alcohol. For the safety of our employees and clients, the Company reserves the right to test any employee for the use of illegal drugs, marijuana, or alcohol under state, federal, or local laws. This may be done in cases where the employee's job carries a risk of injury or accident due to such use, or if there is an apparent inability to perform the duties required of that position. Specific jobs may, at the Company's discretion, require regular drug testing. Drug or alcohol tests may be conducted after an accident or with reasonable suspicion of impairment while on the job. Under those circumstances the employee may be driven to a certified lab for the test at the Company's expense.

Any employee found to use, sell, possess or distribute drugs that are illegal under state, federal or local laws, including marijuana, or any unauthorized drugs (including excessive quantities of prescription or over-the-counter drugs) while on the Company premises, performing Company-related duties, or while operating any Company equipment is subject to disciplinary action, up to and including termination of employment. Any suspected illegal drugs confiscated will be turned over to the appropriate law enforcement agency.

Any employee taking medication should consult a medical professional to determine whether the drug may affect their personal safety or ability to perform the essential functions of the job and should advise their supervisor or manager of any job limitations. Upon notification of job limitations, the Company will make reasonable efforts to accommodate the limitation.

The moderate use of alcohol at Company approved meetings, with business meals, travel, and entertainment or in an appropriate social setting is not prohibited by this policy for employees who are of legal drinking age. Employees are to act appropriately if they choose to consume alcohol and are responsible for their behavior at all times.

To the extent any federal, state or local law, rule, or regulation limits or prohibits the application of any provision of this policy, then to the minimum extent necessary and only for that geographical area, this policy is deemed to be amended in compliance.

Reasonable Accommodations

It is the policy of the Company to comply with all the relevant and applicable provisions of the federal Americans with Disabilities Act (ADA) and Pregnancy Discrimination Act (PDA), as well as state and local laws concerning the hiring and employment of individuals with temporary and ongoing disabilities. Pregnant workers may also have impairments related to their pregnancies that qualify under the ADA. The Company will not discriminate against any qualified employee or job applicant because of a person's physical or mental disability with respect to any terms, privileges or conditions of employment, including, but not limited to hiring, advancement, discharge, compensation and training.

Employees who become disabled should notify their supervisor or manager if the conditions of the disability impair their ability to perform the essential functions of their position. Where necessary and feasible, reasonable accommodations will be made for qualified disabled employees to perform the essential functions of the job in question, as long as the accommodation does not cause the Company undue hardship. The Company will also make reasonable accommodations for employees who have work-related limitations stemming from pregnancy, childbirth or a related medical condition. This may include temporary transfer to a less strenuous or less hazardous position, if an employee so requests upon the advice of their health care provider, as long as the accommodation does not cause the Company undue hardship.

All employees are required to comply with safety standards. Applicants who pose a direct threat to the health or safety of other individuals in the workplace, which cannot be eliminated by reasonable accommodation, will not be hired. Current employees who pose a direct threat to the health of safety of the other individuals in the workplace will be placed on appropriate leave until a decision has been made by management in regard to the employee's immediate employment situation.

Injury and Accident Response and Reporting

In the event that an employee becomes injured or witnesses an injury during working hours, they must report it immediately to the nearest available supervisor or manager. Employees are to render any assistance requested by supervisor, or manager. Questions asked by law enforcement or fire officials making an investigative report should be answered giving only factual information and avoiding speculation. Liability for personal injury or property damage should never be admitted in answering an investigatory question asked by law enforcement or fire officials.

When any accident, injury, or illness occurs while an employee is at work, regardless of the nature or severity, the employee must obtain an injury reporting form and complete and return the form to Human Resources as soon as possible. Reporting should not be allowed to delay necessary medical attention. Once the accident is reported, follow-up will be handled by Human Resources or the designated Safety Officer. The employee may not return to work without the permission of Human Resources or the Safety Officer.

In addition to compliance with safety measures imposed by federal Occupational Safety and Health Act (OSHA) and state law, the Company has an independent interest in making its facilities a safe and healthy place to work. The Company recognizes that employees may be in a position to notice dangerous conditions and practices and therefore encourages employees to report such conditions, as well as all non-functioning or hazardous equipment, to a supervisor or manager immediately. Appropriate remedial measures will be taken when possible and appropriate.

Employees will not be retaliated or discriminated against for reporting of accidents, injuries, or illnesses, filing of safety-related complaints, or requesting to see injury and illness logs.

Workers' Compensation

The Company provides insurance for all work-related injuries or illness. The name of the Company's workers' compensation insurance carrier and other pertinent information is posted. The carrier governs all insurance benefits provided by the Company. These contracts shall not be limited, expanded or modified by any statements of Company personnel or Company documents. Any discrepancies shall be determined by reference to the insuring contracts.

Workplace Violence and Security

It is the intent of the Company to provide a safe workplace for employees and to provide a comfortable and secure atmosphere for customers and others with whom the Company does business. The Company has zero tolerance for violent acts or threats of violence.

The Company expects all employees to conduct themselves in a non-threatening, non-abusive manner at all times. No direct, conditional, or veiled threat of harm to any employee or Company property will be considered acceptable behavior. Acts of violence or intimidation of others will not be tolerated. Any employee who commits, or threatens to commit a violent act against any person while on Company premises will be subject to immediate discharge.

Employees within the Company share the responsibility in identification and alleviation of threatening or violent behaviors. Any employee who is subjected to or threatened with violence, or who is aware of another individual who has been subjected to or threatened with violence, should immediately report this information to their supervisor, manager or designee. Any threat reported will be carefully investigated and employee confidentiality will be maintained to the fullest extent possible.

Driving Safety

The safety and well-being of our employees is of critical importance to the Company. We therefore each have a responsibility to not only protect ourselves when on the road but also should do our part to protect those around us. Employees that are required to drive

on Company business will be expected to consistently follow all the safety procedures below.

1. All employees are expected to wear seat belts at all times while in a moving vehicle being used for Company business, whether they are the driver or a passenger.
2. Use of handheld devices, whether personal or Company-owned, while behind the wheel of a moving vehicle is strictly prohibited. This includes the use for making or receiving phone calls, sending or receiving text messages or e-mails, and downloading information from the web. If an employee needs to engage in any of these activities while driving, they must pull over to a safe location and stop the vehicle prior to using any device.
3. Employees are required to turn off cell phones or put them on vibrate before starting their car. Employees may consider changing their voicemail message to indicate that they are unavailable to talk, as they are driving. Employees are permitted and encouraged to communicate to clients, associates, and business partners of the policy as an explanation as to why calls may not be returned immediately.
4. Although use of cell phones under any circumstances is strongly discouraged while driving, the use of hands-free technology may be warranted in emergency circumstances only.
5. The use of other handheld electronic devices, such as iPads, iPods, laptops, electronic readers, and the like are strictly prohibited while driving a vehicle on Company business.
6. Engaging in other distracting activities including, but not limited to, eating, putting on makeup, reading, or changing radio stations or music is also strongly discouraged while driving, even when in slow-moving traffic.
7. The use of alcohol, drugs, or other substances including certain over-the-counter cold or allergy medications that in any way impair driving ability is prohibited.
8. All employees are expected to follow all driving laws and safety rules, such as adherence to posted speed limits and directional signs, use of turn signals, and avoidance of confrontational or offensive behavior while driving.
9. All passengers must be approved by management in advance of travel.
10. Employees should never allow anyone to ride in any part of the vehicle not specifically intended for passenger use and/or any seat that does not include a working seat belt.
11. Employees must promptly report any accidents to local law enforcement as well as to the Company in accordance with established procedures.
12. Employees are also required to report any moving or parking violations received while driving on Company business and/or in Company vehicles.
13. Insurance must be maintained current as a term and condition of continuing employment in positions that require driving.

Employees are not to drive a personal vehicle for Company business unless authorized to do so. If the job requires an employee to operate their personal vehicle, the employee shall be required to submit proof of a current and valid state driver’s license. If

employees use their own vehicle, either by authorization or requirement to carry out the business of the Company, they must submit a photocopy of the cover page of their insurance policy covering that vehicle as proof of insurance.

If an employee is involved in an automobile accident while on Company business (in a personal or Company vehicle) they must report the accident to their supervisor or manager immediately. Employees should request and obtain a police report and police investigation at the scene of the accident. Employees should not admit liability or guilt and should not apologize or say they are sorry under any circumstances, even if they believe they are at fault.

Inclement Weather and Outages

This policy establishes guidelines for Company operations during periods of extreme weather and similar emergencies. The Company will remain open in all but the most extreme circumstances. Unless an emergency closing is announced, all employees are expected to report to work. However, the Company does not advise employees to take unwarranted risks when traveling to work in the event of inclement weather or other emergencies. Each employee should exercise their best judgment with regard to road conditions and other safety concerns.

Designation of Emergency Closing

Only by the authorization of designated managers will the Company cease operations due to emergency circumstances. If severe weather conditions develop during working hours, it is at the discretion of Management to release employees. Employees will generally be expected to remain at work until the appointed closing time.

Procedures during Closings

If weather or traveling conditions delay or prevent an employee's reporting to work, their immediate supervisor should be notified as soon as possible. If possible, such notification should be made by a telephone conversation directly with the supervisor. If direct contact is not possible, leaving a detailed voicemail message or message with another employee is acceptable.

An employee who is unable to report to work may use any accrued time off or take the day off without pay.

Pay and Leave Practices

When a partial or full-day closing is authorized by Management, the following pay and paid leave practices apply:

- Non-exempt hourly employees will be sent home for partial days with the option of using paid time off for the remainder of the day. If paid time off is not available, employees will be excused from work without pay and without disciplinary action.

- Exempt employees will be expected to continue work from home if their job duties allow. The Company will pay the exempt employee’s regular salary regardless, as outlined in the Exempt Employee Payroll Deductions policy.
- Exempt and non-exempt employees already scheduled to be off during emergency closings are charged such leave as was scheduled.

<u>Other Work Options</u>

Supervisors may approve requests for employees to temporarily work from home, if doing so allows completion of work assignments.

WORKPLACE GUIDELINES

Hours of Work

Employees are expected to be at their work area, ready to work at their scheduled time. Employees will be given their individual duty hours upon hire and at the time of any change in position. If the normal duty hours are changed or if the Company changes its operating hours, employees will be given written notice to facilitate any personal planning.

Off-the-Clock Work

Non-exempt employees must accurately record all time worked, regardless of when and where the work is performed. Off-the-clock work (engaging in work assignments or duties that are not reported as time worked) is prohibited. No member of management may request, require, or authorize non-exempt employees to perform work without compensation. This includes checking email on personal devices after work hours. Any possible violations should be reported promptly to a supervisor or member of management.

Meal Periods

Employees are entitled to take a non-compensated meal period each workday of 30-60 minutes. No employee will be scheduled to work more than five consecutive hours in a workday without taking a meal period. In no case may any meal period be waived to shorten an employee's work hours or to be used in lieu of time without pay. Any employee who is scheduled to work not more than six hours in any workday may, by mutual agreement between the Company and the employee, work without a meal period.

When the work period is 10 hours per day, a second meal period of at least 30 minutes will be provided. If the total hours worked is 12 or fewer, the second meal period may be waived by mutual consent of the Company and the employee only if the first meal period was not waived. If the nature of the work prevents relief from all duties, then the on-duty meal period will be compensated.

Rest Periods

Employees will take a 10-minute rest period during each half of a full workday or major fraction thereof. However, a rest period need not be authorized for employees whose total daily work time is less than three and one-half hours. Any variances in rest periods are subject to advance management approval.

Lactation Accommodation

The Company provides a supportive environment to enable breastfeeding employees to express their milk during work hours. Accommodations under this policy include a place that is close to the employee's work area and free from intrusion from co-workers and the public as well as unpaid time to express milk.

When possible, time provided under the policy should be taken concurrently with other breaks to which the employee is entitled. Employees will be paid for the duration of their standard breaks, if applicable, and additional time will be unpaid. Any form of discrimination or harassment related to breastfeeding is unacceptable and will not be tolerated.

Attendance and Tardiness

Employee attendance is a major concern of the Company. Unsatisfactory attendance including tardiness and leaving work early is unacceptable performance. Employees will be rated in their performance appraisal in the categories of attendance and punctuality.

If an employee is ill, injured, or an unexpected emergency arises which prevents them from coming to work, the employee must notify their supervisor or manager as soon as possible before the start of their scheduled work day. If an employee's supervisor, manager or designee is not available, the employee should contact a member of management. If an employee is physically unable to contact the Company, they should direct another person to make the contact on their behalf. Leaving a message with a fellow staff employee or with the answering service is not considered proper notification.

When an employee calls in absent they are to advise the Company of their expected date of return. Management reserves the right to require proof of illness, injury or accident, including a doctor's statement or notice for any temporary disability.

Repeated absences, excessive absences (excused or unexcused) or a pattern of absences are unacceptable job performance. If an employee is absent for three consecutive days and has not provided proper notification, the Company will assume that the employee has abandoned their position and may be treated as having voluntarily terminated employment with the Company.

If an employee becomes ill at work they should notify their supervisor or manager immediately. If an employee is unable to perform their job tasks they may be sent home for the remainder of the day or until able to work again.

Employees shall be at their workstation ready to begin work at the start of their scheduled work time or resumption of work duties. If employees are not prepared they will be considered tardy. Excessive tardiness, whether excused or unexcused, constitutes unacceptable work performance.

All absences are to be arranged as far in advance as possible. This includes vacations and time off for other reasons. If a doctor or dental appointment must be scheduled during the workday, it should be scheduled as early in the morning or as late in the afternoon as possible.

Telecommuting

The Company considers telecommuting to be a viable alternative work arrangement for employees in appropriate situations. Telecommuting allows an employee to work at home, on the road, or in a satellite location for all or part of their regular workweek.

All telecommuting arrangements are made on a case by case basis and must be approved in advance, based on the needs of the Company. Consideration will be given to operational requirements, the job duties of the employee, the employee's work performance and attendance, and other logistical information.

Individuals requesting telecommuting arrangements must be employed with the Company for a minimum of 3 months and have acceptable work performance to be eligible. Any telecommuting arrangement made will be on a trial basis for the first 3 months and may be discontinued at any time at the request of either the telecommuter or the Company.

Employees are expected to follow all procedures and work rules as if they were in the office, including but not limited to clocking in and out, working their normal schedule, and maintaining productivity.

The Company will not be responsible for costs associated with initial setup of the employee's home office such as remodeling, furniture or lighting; nor for repairs or modifications to the home office space. The Company will supply the employee with appropriate office supplies necessary for successful completion of job responsibilities. The Company will also reimburse the employee for all other business-related expenses such as phone calls, shipping costs, etc. that are reasonably incurred in accordance with job responsibilities.

Any equipment supplied by the Company is to be used for business purposes only. The telecommuter should sign an inventory of all Company property and agrees to take appropriate action to protect the items from damage or theft. Upon termination of employment, all Company property will be returned to the Company, unless other arrangements have been made.

Consistent with the Company's expectations of information asset security for employees working at the office, telecommuting employees will be expected to ensure the protection of proprietary Company and customer information accessible from their home office. Steps include, but are not limited to, use of locked desks, file cabinets, and media storage; regular password maintenance; and any other steps appropriate for the job and the environment.

Personal Appearance and Hygiene

The Company requires all employees to present a professional image to the public and clients. Accordingly, employees must wear appropriate attire while at the office or conducting Company business.

Expensive clothing is not necessary for a well-groomed appearance. Clothing should be clean and neat in appearance. Employees should consider their level of customer and public contact and the types of meetings they are scheduled to attend in determining what attire is appropriate.

The Company wishes to provide a work environment that is free of safety hazards, offensive behavior and harassment of any kind. Therefore, the following are generally not acceptable:

- Bare feet, flip flops
- Spandex, sweats, or work out attire
- Pants, shorts, or skirts worn below the waistline
- Sexually provocative clothing or exposed undergarments
- Clothing with offensive slogans or pictures
- Clothing showing excessive wear and tear
- Any clothing or accessories that would present a safety hazard
- Tattoos that are not appropriate in content

All employees are expected to maintain clean and appropriate oral and bodily hygiene. Hair (including facial hair) should be clean and neat. Accessories should be moderate and businesslike and should not interfere with an employee's work. The excessive use of perfume or cologne is unacceptable, as are odors that are disruptive or offensive to others or may exacerbate allergies.

Managers are responsible for enforcing dress and grooming standards for their department. Any employee whose appearance does not meet these standards may be counseled. If the appearance is unduly distracting or the clothing is unsafe, the employee may be sent home to correct the situation.

Reasonable accommodation will be made for employees' sincerely held religious beliefs and disabilities whenever possible, consistent with the business necessity. If you would like to request an accommodation or have other questions about this policy, please contact your supervisor.

CONFIDENTIALITY

There shall be no disclosure of any confidential information or trade secrets to anyone outside the Company without the appropriate authorization. Confidential information may include internal reports, policies, procedures, and other internal business-related communications. Trade secrets may include, but not limited to, information regarding the development of systems, processes, products, design, instruments, formulas, business plans, business strategies,marketing plans, financial information, costs, pricing, employee compensation, projections, investments, and technology. In addition, always respect financial disclosure laws and third party intellectual property. Employees are

responsible for knowing what information should be treated as Confidential Information and should consult their supervisor for clarification if in doubt.

It is an employee's duty and responsibility to safeguard all confidential information. This includes the dissemination of information by any available means, including but not limited to telephone, fax, and email.

When any inquiry is made regarding an employee or any former employee, the inquiry must be forwarded to a supervisor or manager without comment from the employee. When any inquiry is made regarding any client, the inquiry must be forwarded to a supervisor or manager.

Confidential information shall be disclosed and/or discussed only on a "need to know" basis. Conversation of a confidential nature must never be held within earshot of the public or clients.

This policy is intended to alert employees to the need for discretion at all times and is not intended to inhibit normal business communications. In addition, nothing in this policy is intended to infringe upon employee rights under Section 7 of the National Labor Relations Act (NLRA).

Solicitation and Distribution

The Company prohibits solicitation and the distribution of literature during the working time of either employee; the solicitor or the employee being solicited. In addition, the Company prohibits solicitation and distribution in working areas at all times. This does not preclude employees from using their approved breaks and rest periods to solicit or distribute literature outside of working areas.

Individuals not employed by the Company are prohibited from soliciting or distributing literature on Company property at all times.

Failure to adhere to this policy may result in discipline, up to and including termination of employment.

Conflict of Interest

The Company is judged by the collective and individual performance of its employees. The Company has a particular interest in preserving its reputation and the reputation of its employees for the utmost honesty and integrity. Thus, the Company holds itself and its employees to the highest standards of lawful and ethical conduct.

Employees must be very careful that their relationship with clients or vendors and other activities do not subject them or the Company to questions or undue criticism. Employees must refrain from engaging in any activity that could be in conflict with their status as a Company employee. This includes the use of an employee's position with the Company for personal profit, advantage, or entering into transactions or relationships

where it may appear that an employee has a conflict of interest, are improperly benefiting from an affiliation with the Company, or are violating laws governing fiduciary relationships. Good judgment should supplement these provisions to avoid even the appearance of impropriety.

If an employee has questions about the propriety of a transaction or activity, they should seek guidance from their supervisor or manager. If necessary, employees should seek written approval before proceeding.

Business Gifts

The Company wants at all times to avoid the appearance of impropriety in the acceptance of gifts from business contacts or clients. It is the policy of the Company that employees are prohibited from either directly or indirectly asking, demanding, exacting, soliciting, or seeking anything of value for themselves or for any other person or entity.

Employees are also prohibited from either directly or indirectly accepting, receiving, or agreeing to receive anything of value for themselves or for any other person or entity (other than employee paychecks from the Company) for, or in connection with any transaction or business of the Company that has a value of $50 or more. If an employee is promised, offered, or given anything of value from any member, prospective member, customer, or prospective customer for, or in connection with any transaction or business of the Company, employees are to advise their supervisor or manager at once.

This restriction does not apply to gifts from the Company, its owners, or managers to the employees as a show of appreciation and goodwill.

Outside Activities

Employees may engage in outside employment or personal educational activities during non-working hours, provided that such activities do not interfere with their job performance or constitute a conflict of interest. Prior to accepting outside employment, employees are to notify their supervisor or manager in writing. The notice must contain the name of the potential company, the title and nature of the position, the number of working hours per week, and the time of scheduled work hours. If the position constitutes a conflict of interest or interferes with the employee's job, at any time, employees may be required to terminate such activity.

Please be aware that certain internships or volunteer work may also constitute a conflict of interest.

Reporting Irregularities

It is the responsibility of each employee of the Company to immediately report any and all irregularities indicating actual or suspected existence of loss, fraud, embezzlement, or similar impairment of Company funds or property and suspicious persons or activity.

If an employee's actual or constructive knowledge of any irregularity exists and the employee does not report it to their supervisor or manager, that employee has engaged in unacceptable job performance.

Inspections and Searches

Any items brought to or taken off of Company premises, whether property of the employee, the Company, or a third party, are subject to inspection or search unless prohibited by state law. Desks, lockers, workstations, work areas, computers, USB drives, files, e-mails, voice mails, etc. are also subject to inspection or search, as are all other assets owned or controlled by the Company. The Company may monitor any telephone conversation employees have on Company owned or controlled equipment, premises, or property. Any inspection or search conducted by the Company or its designees may occur at any time, with or without notice.

Electronic Assets Usage

The Company recognizes that use of the internet has many benefits for the Company and its employees. The internet and email make communication more efficient and effective. Therefore, employees are encouraged to use the internet appropriately if required by their job. Use of the internet for non-work purposes should be held to a reasonable limit; reasonableness will be determined by management. Non-work internet usage may be prohibited. If employees have questions about what constitutes reasonable usage they should not hesitate to contact their manager or supervisor.

The following guidelines have been established for using the internet and email in an appropriate, ethical, and professional manner:

- Employees are prohibited from placing any passwords or restrictors on any document, computer, or computer software without the prior permission of their supervisor or manager. Any password or restrictor must be revealed to and maintained by a second authorized source. Removing, changing, deleting, or erasing any Company information without the appropriate authorization is strictly prohibited
- Company internet and email access may not be used for transmitting, retrieving, or storing of any communications of a defamatory, discriminatory or harassing nature, or materials that are obscene or X-rated. No messages with derogatory or inflammatory remarks about an individual's race, age, disability, religion, national origin, physical attributes, sexual preference, or any other federal or state protected status shall be transmitted. Harassment of any kind is prohibited.
- Disparaging, abusive, profane, or offensive language (materials that would adversely or negatively reflect upon the Company or be contrary to the Company best interests) and any illegal activities including piracy, cracking, extortion, blackmail, copyright infringement, and unauthorized access to any computers on the internet or email are forbidden.
- Copyrighted materials belonging to entities other than the Company may not be transmitted by employees on the Company's network. All employees obtaining

access to another company's or individual's materials must respect all copyrights and may not copy, retrieve, modify, or forward copyrighted materials except with permission or as a single copy to reference only. If employees find something on the internet that may be interesting to others, they should not copy or download it. Instead, they can give the URL (uniform resource locator or "address") to the person who may be interested in the information and have that person look at it on their own.

- Employees should not use the system in a way that disrupts its use by others. This includes but is not limited to streaming of any video, unless work-related, streaming of music unless approved by management, sending or receiving many large files, and sending email messages to an excessive number of users or sending emails that are not work-related in content.
- The internet is full of useful programs that can be downloaded, but some of them may contain computer viruses or spyware that can extensively damage our computers and compromise security of Company information. Be sure to virus-check downloaded files immediately. Also, many browser add-on packages (called "plug-ins") are available to download. There is no guarantee that such will be compatible with other programs on the network and such may cause problems; therefore, please refrain from downloading such plug-ins.
- Each employee is responsible for the content of all text, audio, or images that they place on Company drives or send over the Company's internet and email system. No email or other electronic communications may be sent which hides the identity of the sender or represents the sender as someone else. Also, be aware that the Company's name is attached to all messages so use discretion in formulating messages.
- Email is not guaranteed to be private or confidential. All electronic communications are Company property. Therefore, the Company reserves the right to examine, monitor and regulate email messages, directories and files, as well as internet usage. Also, the internet is not secure so don't assume that others cannot read or possibly alter messages.
- Internal and external email messages are considered business records and may be subject to discovery in the event of litigation. Be aware of this possibility when sending email within and outside the Company.

All Company-supplied technology including computer systems and Company-related work records belong to the Company and not the employee. The Company routinely monitors usage patterns for its email and internet communications. Although encouraged to explore the resources available on the internet, employees should use discretion in the sites that are accessed.

Since all the computer systems and software, as well as the email and internet connection are Company-owned, all Company policies are in effect at all times. Any employee who abuses the privilege of Company-facilitated access to email or the internet may be denied access to the internet.

Bring Your Own Device

Use of personal electronic devices for work purposes, including but not limited to smartphones, tablets, laptops and computers is allowed only when management has provided written authorization and may be limited to certain employees or departments.

During working hours and while conducting Company business, employees must exercise the same discretion in using their personal devices as is expected for the use of Company devices. All Company policies in effect pertaining to harassment, discrimination, retaliation, proprietary information, trade secrets, confidential information, and ethics apply to the use of personal devices for and during work-related activities.

Non-exempt hourly employees will generally not be authorized to use their personal devices for work purposes. In the event that an hourly employee receives management authorization to use personal devices, the employee may not use their device for work purposes outside of their normal work schedule without authorization in advance from management. This includes but is not limited to reading, sending and/or responding to work related e-mails, text messages, or phone calls (answering and initiating). Hourly employees will be paid in accordance with federal and state law for all hours worked.

Employees may not use their personal devices for work purposes during periods of unpaid leave without prior management authorization. The Company reserves the right to deactivate the Company's information and access on the employee's personal device during periods of unpaid leave.

To ensure the security of proprietary Company information and technology, employees who have been authorized by management to use personal devices are required to comply with Company requirements regarding the installation of antivirus software, additional encryption software, and "remote-wipe" software. All Company-related information and applications must be stored in a way that is password-protected and secure. Cloud-based applications or backup software programs may not be used unless authorized specifically by management as these programs may allow Company-related information to be transferred to unsecure parties. Additionally, employees may not use unsecure internet connections.

When personal devices are being used for work purposes, employees should not expect any privacy except that which is governed by law. The Company has the right, at any time, to monitor any communications that utilize the Company's networks in any way, including data, voicemail, telephone logs, internet use, network traffic, etc. to determine proper use. The Company reserves the right to review, retain, monitor or release personal and/or Company-related data on personal devices to government agencies or third parties during an investigation or litigation. The Company may review the activity and analyze usage patterns and may choose to publicize these data to assure that the Company's resources in these areas are being utilized according to this policy. Finally, no

employee shall knowingly disable, tamper with, alter, or destroy any network software or system identified as a monitoring application.

Employees are expected to reasonably protect personal devices used for work-related purposes from loss, damage, and theft. If a personal device is lost or stolen the employee must notify the Company immediately. The Company may choose to remotely wipe Company-related data. The Company is not responsible for the loss or damage of other data and applications on the device when it is remotely wiped. The Company bears no responsibility for replacing or repairing personal devices that are damaged, even if that damage occurs on Company property and/or during working hours.

The employee may be asked to produce any personal device used for work purposes at any time for inspection or review of compliance with policy. When an employee resigns or is terminated, the employee must cooperate in allowing access to the personal device so that the Company can remove all Company data.

Social Media

The Guiding Rule

Conduct that negatively affects an employee's job performance, the job performance of fellow employees, or the Company's legitimate business interests—including its reputation and ability to make a profit—may result in disciplinary action up to and including termination.

Below are some guidelines for the use of social media. These guidelines are not intended to infringe on an employee's Section 7 rights and any adverse action taken in accordance with this policy will evaluate whether employees were engaged in protected concerted activity.

Avoiding Harassment

Employees must not use statements, photographs, video, or audio that could reasonably be viewed as malicious, obscene, threatening, or intimidating toward customers, employees, or other people or organizations affiliated with the Company. This includes, but is not limited to, posts that could contribute to a hostile work environment on the basis of race, sex, sexual orientation, disability, religion, national origin, or any other status protected by state or federal law.

Avoiding Defamation

Employees must not post anything they know or suspect to be false about the Company or anyone associated with it, including fellow employees and clients. Writing something that is untrue and ultimately harmful to any person or organization is defamation and can lead to significant financial liability for the person who makes the statement.

Confidentiality

Employees must maintain the confidentiality of Company trade secrets and confidential information. Trade secrets include, but are not limited to, information regarding the

development of systems, products, and technology. Private and confidential information includes, but is not limited to, customer lists, financial data, and private personal information about other employees or clients that they have not given the employee permission to share.

Representation

Employees must not represent themselves as a spokesperson for the Company unless requested to do so by management. If the Company is a subject of the content being created—whether by an employee or third party—employees should be clear and open about the fact that they are employed with the Company but that their views do not necessarily represent those of the Company.

Accounts

Employees must not use Company email addresses to register for social media accounts unless doing so at the request of management. Employees who manage social media accounts on behalf of the Company should ensure that at least one member of management has all the login information needed to access the account in their absence.

Company Phone Usage and Personal Cell Phones

The telephones of the Company are to be restricted to business calls for Company business. All employees are required to be professional and conscientious at all times when using Company phones. The use of personal cell phones or other devices during working hours should be held to a reasonable limit. Reasonableness of cell phone usage will be determined by management.

Personal Property

The Company is not liable for lost, misplaced, or stolen personal property. Employees should take all precautions necessary to safeguard their personal possessions. While the Company does not prohibit personal items in the office, desks and office areas are to be kept as neat and organized as possible. Employees should refrain from having their personal mail sent to the Company because mail may be automatically opened.

Parking

All parking is at an employee's own risk. It is recommended that employees and visitors lock their vehicle and take other appropriate safeguards. Employees are not to park in areas reserved for visitors.

EMPLOYMENT SEPARATION

Resignation

Employees are requested to provide a minimum of two weeks' written notice of their intent to resign. An employee's notice of resignation to voluntarily terminate employment with the Company should be submitted to their supervisor or manager. An exit interview may be requested.

Termination

All employment with the Company is at-will employment. This means that the employee has not been hired for a specified duration, but that they can terminate their employment with the Company or the Company can terminate the employment relationship at any time, with or without cause, and with or without prior notice. An employee's at-will employment status cannot be changed by any oral modifications.

Personal Possessions and Return of Company Property

Any Company property issued to employees, such as computer equipment, keys, tools, parking passes or Company credit cards must be returned to the Company at the time of employment separation. Employees may be responsible for any lost or damaged items. Upon separation of employment employees are to remove their personal possessions from all Company property.

EMPLOYEE HANDBOOK ACKNOWLEDGEMENT

I acknowledge receipt of Parker Clay, LLC's employee handbook. I agree to read the handbook and to follow the guidelines and policies set forth in the handbook and any amendments to the handbook along with the other policies and procedures of the Company.

I understand that I am not being hired for any definite period of time even though my wages are paid regularly. I further understand that I am an at-will employee and my employment can be terminated at any time, with or without cause and with or without prior notice either by the Company or myself. No promises or representations have been made to me that I can be disciplined or discharged from my employment with the Company only under certain circumstances or after certain events.

I am aware that the contents of the employee handbook are presented as a matter of information and that except for the at-will provisions, the handbook can be amended at any time. I realize that nothing in this handbook is intended to infringe upon my rights under Section 7 of the National Labor Relations Act (NLRA). Additionally, I am hereby made aware that under the Defend Trade Secrets Act I may not be held criminally or civilly liable under federal or state trade secret laws if I disclose a trade secret to a government official or attorney solely for the purpose of reporting or investigating a violation of law, or in a complaint or document filed in a lawsuit, if that filing is made under seal.

I understand and agree that the handbook is for informational purposes only and is not intended to create a contract, nor is it a contract of employment or continuing employment between myself and the Company. I also understand that neither the handbook nor any policy of the Company is a guarantee or promise of employment or continuing employment. I am aware that Company policy requires employees to be hired at-will and this policy cannot be changed by any oral modifications. My at-will employment status with the Company has been fully explained and I have been given an opportunity to ask questions regarding Company policies and my at-will employment status.

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